SAM KAN & COMPANY

1151 Harbor Bay Parkway, Suite 101

Alameda, CA 94502

Phone: 510.517.7874

Fax: 866.848.1224

http://www.skancpa.com

We hereby consent to the incorporation by reference in the consolidated financial statements of China Advance Technology and its subsidiary, Live Wise, Inc. (collectively the "Company") for the years ended April 30, 2010 and April 30, 2009 included in its Registration Statement on Form S-1 dated September 3, 2010 relating to the consolidated financial statements and consolidated financial statement schedules for the years ended April 30, 2010 and April 30, 2010 and April 30, 2009 listed in the accompanying index.

/s/ Sam Kan & Company

Firm's Manual Signature

Alameda, CA

City, State

September 3, 2010

Date